VOXX International Corporation Reports Fiscal 2015 First Quarter Results
HAUPPAUGE, N.Y., July 10, 2014 /PRNewswire/ -- VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2015 first quarter ended May 31, 2014.
Pat Lavelle, VOXX International's President and CEO stated, "Our first quarter results, while lower than last year, came in as expected and our guidance for the year remains unchanged.  We had previously communicated that our first quarter would be impacted by weather and a soft retail environment, similar to our fiscal 2014 fourth quarter.  Our product margins are however trending upwards and expenses are in line with our planned increase of 4-5%.  For the second quarter, we expect to see sales similar to what we posted in last year's second quarter but with higher margins and we have every reason to believe sell-in at retail will be strong as we load-in products for the all-important holiday season."
Lavelle continued, "Demand for some of our new Premium Audio products, such as our new Reference speaker lines under Klipsch and our Concert series under Jamo has been strong and we continue to receive positive reception from our retail partners around the upcoming launch of our action cameras and biometric products.  While both of these new categories will have a positive impact on our results this year, it will not be major as we will launch them later in the fiscal year.  We expect these categories, as well as sales from the recently announced Car Connection insurance discount programs, to have a more meaningful impact on our sales and profitability next year.
First Quarter Results
Net sales for the Fiscal 2015 first quarter ended May 31, 2014 were $186.9 million compared to $193.0 million reported in the comparable year-ago period, a decline of 3.1%.
Automotive sales for the Fiscal 2015 first quarter were $102.4 million, a decline of 1.7% as compared to $104.2 million reported in the Fiscal 2014 first quarter, primarily as a result of a customer requested short-term suspension of an OEM program.  The Company expects that this issue will have little or no effect on the second quarter.  As anticipated, the Company's Venezuela operation continues to be negatively affected by the political situation in that country, and last year's first quarter included sales from two OEM customers that were not expected to repeat this year.  Additionally, higher sales of the Company's Car Connection Telematics product, as well as continued improved tuner and antenna sales at VOXX Hirschmann offset some of the declines.
Premium Audio sales for the Fiscal 2015 first quarter were $35.2 million, a decline of 12.3% as compared to $40.2 million reported in the comparable year-ago period.  The Company is gearing up for the second quarter launch of several new product lines and has purposely curtailed sales to some key retailers to make way for these new inventory load ins.  Partially offsetting these declines were higher sales of cinema speaker products as the Company continues to see increased penetration in this market.
Consumer Accessories sales for the Fiscal 2015 first quarter were $49.1 million, an increase of 1.7% as compared to $48.3 million reported in the Fiscal 2014 first quarter.  Increased sales in the Company's Mexican subsidiary combined with a business plan shift in that market fueled some of the growth.  Additionally, higher sales of wireless and Bluetooth speakers, reception products, as well as higher sales in the Company's European markets also contributed to the increase, and were partially offset by the planned declines in sales of clock radios, digital voice recorders and MP3 players as the Company continues to exit these categories.
As a percentage of sales for the Fiscal 2015 first quarter ended May 31, 2014, Automotive represented 54.8%, Premium Audio represented 18.8% and Consumer Accessories represented 26.3%.  As a percentage of sales for the Fiscal 2014 first quarter ended May 31, 2013, Automotive represented 54.0%, Premium Audio represented 20.8% and Consumer Accessories represented 25.0%.
The gross margin for the Fiscal 2015 first quarter was 28.4%, an increase of 20 basis points as compared to 28.2% for the same period last year.  The increase was primarily driven by higher gross margins in the Automotive segment and partially offset by declines in gross margins in the Premium Audio and Consumer Accessories segments.  This is due largely to product mix and the clearing out of older product lines to make way for new product introductions.
Operating expenses for the Fiscal 2015 first quarter were $53.5 million, an increase of 4.6% as compared to operating expenses of $51.1 million reported in the comparable year-ago period.  As previously discussed the Company continues to hire new engineers to support future programs, and has increased advertising and marketing expenses for the new launches.  Offsetting these increases were lower sales commissions and stock option expense compared to the prior year.
The Company reported an operating loss of $0.4 million for the Fiscal 2015 first quarter as compared to operating income of $3.4 million reported in the Fiscal 2014 first quarter.  Lower sales volumes and higher expenses contributed to the variance for the year-over-year periods, and were partially offset by higher gross margins.
The Company reported net income of $0.5 million and net income per diluted share of $0.02 for the Fiscal 2015 first quarter as compared to net income of $2.1 million and net income per diluted share of $0.09 for the comparable period last year.  Net income for the Fiscal 2015 first quarter was favorably impacted by improved performance of the Company's equity investment ("ASA") and a decrease in restructuring charges, offset by lower net sales.  Net income for the Fiscal 2014 first quarter was favorably impacted by the absence of acquisition and certain other professional fees due to a decrease in related activities as compared to previous periods, partially offset by restructuring charges.  Additionally, approximately $2 million in engineering expense reimbursements which were slated to be recognized for the first quarter will now be realized in the second quarter and keep us on our internal plan.  As of today, we have received this payment.
Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Fiscal 2015 first quarter was $6.1 million as compared to EBITDA of $9.2 million reported in the Fiscal 2014 first quarter.
Mr. Lavelle concluded, "Our team remains focused on cash generation and delivering sustainable results that will increase shareholder value.  We continue to strengthen the Company by adding staff to support both existing and new projects, primarily within our Automotive segment, but also in support of our other lines of business.  Our capital structure should also improve this year and barring any acquisitions, we intend to continue to pay down our debt.  Finally, we continually look at new growth categories that can fuel our business and I have every reason to believe we are positioned well for organic growth next year, with potential upside to our numbers this year if the global economies improve."
Non-GAAP Measures
EBITDA is not a financial measure recognized by GAAP. EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes and depreciation and amortization.  We present EBITDA in this release and in our Form 10-Q because we consider it to be useful and appropriate supplemental measure of our performance. EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. EBITDA should not be assessed in isolation from or construed as a substitute for net income prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.
Conference Call Information
The Company will be hosting its conference call on Friday, July 11, 2014 at 10:00 a.m. ET.  Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 66761159).  For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406; conference ID: 66761159).
About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.  Through its wholly-owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas.  The Company's brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.
Today, VOXX International Corporation is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers.   The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves.  For additional information, please visit our Web site at www.voxxintl.com.
Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2014.
Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	May 31, 2014	February 28, 2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$10,926	$10,603
Accounts receivable, net	121,971	147,054
Inventory, net	143,173	144,339
Receivables from vendors	3,484	2,443
Investment securities, current	7,654	—
Prepaid expenses and other current assets	16,357	15,897
Income tax receivable	4,276	2,463
Deferred income taxes	2,862	3,058
Total current assets	310,703	325,857
Investment securities	12,413	14,102
Equity investments	21,385	20,628
Property, plant and equipment, net	83,244	83,222
Goodwill	117,464	117,938
Intangible assets, net	172,654	174,312
Deferred income taxes	775	760
Other assets	9,808	10,331
Total assets	$728,446	$747,150
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$64,827	$55,373
Accrued expenses and other current liabilities	52,840	59,247
Income taxes payable	3,125	3,634
Accrued sales incentives	14,642	17,401
Deferred income taxes	10	9
Current portion of long-term debt	6,530	5,960
Total current liabilities	141,974	141,624
Long-term debt	84,218	103,222
Capital lease obligation	5,971	6,114
Deferred compensation	5,684	5,807
Other tax liabilities	10,781	11,060
Deferred tax liabilities	34,991	34,963
Other long-term liabilities	14,470	14,776
Total liabilities	298,089	317,566
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	277	277
Paid-in capital	291,035	290,960
Retained earnings	159,060	158,571
Accumulated other comprehensive loss	(1,664)	(1,873)
Treasury stock	(18,351)	(18,351)
Total stockholders' equity	430,357	429,584
Total liabilities and stockholders' equity	$728,446	$747,150

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended May 31,
	2014	2013
Net sales	$186,899	$192,972
Cost of sales	133,846	138,459
Gross profit	53,053	54,513
Operating expenses:
Selling	14,596	13,123
General and administrative	29,615	28,938
Engineering and technical support	9,261	8,735
Restructuring expense	—	303
Total operating expenses	53,472	51,099
Operating (loss) income	(419)	3,414
Other income (expense):
Interest and bank charges	(1,608)	(1,980)
Equity in income of equity investees	1,931	1,756
Other, net	653	16
Total other income (expense), net	976	(208)
Income before income taxes	557	3,206
Income tax expense	68	1,064
Net income	$489	$2,142
Other comprehensive income (loss):
Foreign currency translation adjustments	(441)	(2,320)
Derivatives designated for hedging	640	311
Pension plan adjustments	10	6
Other comprehensive income (loss), net of tax	209	(2,003)
Comprehensive income	$698	$139

Net income per common share (basic)	$0.02	$0.09
Net income per common share (diluted)	$0.02	$0.09
Weighted-average common shares outstanding (basic)	24,518,510	23,720,275
Weighted-average common shares outstanding (diluted)	24,544,535	23,946,638

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted EBITDA
(In thousands)

	Three Months Ended May 31,
	2014	2013
Net income	$489	$2,142
Adjustments:
Interest expense and bank charges	1,608	1,980
Depreciation and amortization	3,933	4,005
Income tax expense	68	1,064
EBITDA	6,098	9,191